Herman Miller Reports First Quarter Fiscal 2016 Financial Results

•	Net sales of $565.4 million, up 11% from the previous year

•	Earnings per share of $0.56 exceeds guidance

•	North American segment orders increased 6% year-over-year

•	Highest operating margin in six years

Webcast to be held Thursday, September 17, 2015, at 9:30 AM ET

Release	Immediate
Date	September 16, 2015
Contact	Kevin Veltman (616) 654 3973 or kevin_veltman@hermanmiller.com
Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com
Media: (616) 654-5977 or media_relations@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

NOTE: A data supplement with additional financial information relating to the periods covered by this press release is available for download from the company’s website at http://www.hermanmiller.com/about-us/investors.html.

Herman Miller, Inc. (NASDAQ: MLHR) today announced results for its first quarter ended August 29, 2015. Net sales in the quarter totaled $565.4 million, an increase of 10.9% from the same quarter last fiscal year. New orders in the first quarter of $563.3 million were 9.0% above the prior year level. On an organic basis, which adjusts for acquisitions and foreign currency translation, sales and orders in the first quarter increased 8.1% and 6.6%, respectively, from the same quarter last fiscal year.

Herman Miller reported net earnings of $0.56 per share on a diluted basis in the first quarter. This compares to diluted earnings per share of $0.42 in the same quarter last fiscal year. Adjusted diluted earnings were $0.47 per share in the first quarter of last year. The translation impact from year-over-year changes in currency exchange rates had an unfavorable impact on earnings per share of approximately $0.06 in the first quarter of fiscal 2016.

Brian Walker, Chief Executive Officer, noted, “We are encouraged by our overall operating performance this quarter, which reflects improvements in a number of key areas. We were particularly pleased to see improved momentum in our North American segment, which posted year-over-year order growth of 6%. This represents a marked improvement over last quarter’s growth rate, and provides solid evidence that we’re focused on the right actions to re-invigorate growth in this business. While we clearly have more work to do, we feel good about our progress and the level of commitment being demonstrated by our people at all levels of the organization.”

Jeff Stutz, Chief Financial Officer, added, "These results reflect our commitment to strong operational execution across our traditional lines of business and our strategic focus on higher margin products and channels. This quarter we delivered better than expected sales growth, meaningful gross margin expansion, and well-managed operating expenses. This combination of factors drove a 17% year over year increase in adjusted operating earnings and moved our consolidated operating margin to its highest level in more than six years.”

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First Quarter Fiscal 2016 Financial Results

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	(Unaudited)
	Three Months Ended
	8/29/2015	8/30/2014	% Chg.
Net Sales	$565.4	$509.7	10.9%
Gross Margin %	38.3%	36.4%	N/A
Operating Expenses	$161.7	$143.4	12.8%
Operating Earnings %	9.7%	8.3%	N/A
Adjusted Operating Earnings % *	9.7%	9.3%	N/A
Adjusted EBITDA*	$68.3	$59.2	15.4%
Net Earnings Attributable to Herman Miller, Inc.	$33.5	$25.2	32.9%
Earnings Per Share – Diluted	$0.56	$0.42	33.3%
Adj. Earnings Per Share – Diluted *	$0.56	$0.47	19.1%
Orders	$563.3	$517.0	9.0%
Backlog	$320.1	$322.7	(0.8)%
*Items indicated, as well as other measures that are "adjusted", represent non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release furnished on Form 8-K with the Securities and Exchange Commission.

Herman Miller's consolidated gross margin in the first quarter totaled 38.3% compared to 36.4% reported in the same quarter of last fiscal year. Adjusting for $3.0 million of acquisition-related expenses in the prior year first quarter associated with Design Within Reach inventories, the company’s first quarter gross margin improved by 130 basis points from the same period last year. This improvement is primarily attributed to favorable product and channel mix, including the addition of Design Within Reach, favorable commodity levels, continued operational improvements, and pricing realization, which more than offset the unfavorable currency translation impact from a stronger U.S. dollar.
Herman Miller reported operating expenses in the first quarter of $161.7 million compared to operating expenses of $143.4 million in the same quarter a year ago. Expenses in the prior year first quarter included $2.0 million in non-recurring acquisition-related expenses. On an adjusted basis, operating expenses in the first quarter increased by $20.3 million, the majority of which relates to the addition of DWR.
Herman Miller’s effective income tax rate in the first quarter was 33.6% compared to 33.0% in the same quarter last fiscal year.

The company ended the first quarter with total cash and cash equivalents of $52.0 million. Cash flow generated from operations in the first quarter was $33.3 million compared to $42.0 million in the same quarter last fiscal year.

Segment Results

North American Furniture Solutions
Net sales for the quarter within Herman Miller’s North American reportable segment were $338.1 million, an increase of 5.3% from the same quarter last fiscal year. On an organic basis, excluding the negative impact of changes in foreign currency translation, segment sales increased 6.8% on a year-over-year basis. New orders in the first quarter totaled $331.9 million, an increase of 6.1% from the year ago period. On an organic basis, segment orders in the first quarter were 7.4% higher than last year.

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ELA Furniture Solutions
Net sales within the ELA segment totaled $102.5 million in the first quarter of fiscal 2016. This represents a 7.4% increase from the same quarter of last fiscal year. New orders in this segment totaled $108.2 million in the first quarter, representing a year-over-year decrease of 3.2%. The strengthening of the U.S. dollar compared to the prior year first quarter continued to pose a significant headwind to segment growth. On an organic basis, excluding the negative impact of changes in foreign currency translation, segment sales increased 18.7% and orders were 7.9% higher than the first quarter of last year.

Specialty
Net sales in the first quarter within Herman Miller’s Specialty segment totaled $57.8 million. This represents a 5.9% increase over sales in the same quarter last year. New orders in the quarter of $58.4 million increased 2.3% from the year ago period. Geiger and The Herman Miller Collection were the major contributors to sales growth in the quarter.

Consumer
The Consumer segment reported net sales in the quarter of $67.0 million, which were up $28.4 million from last year. Orders in the first quarter of $64.8 million were up by $29.4 million from the prior year. The year-over-year increases in sales and orders were driven by the acquisition of Design Within Reach, which the company completed in July 2014. Accordingly, the first quarter of last fiscal year reflected only five weeks of Design Within Reach net sales. On an organic basis, segment sales declined 3.9% and orders were 2.0% higher than the first quarter of last year. Year-over-year comparisons of sales and orders within the Consumer segment were negatively impacted this quarter by a shift in the timing of promotional sales events and transitions to larger format studios.

Second Quarter Fiscal 2016 Guidance

Looking forward, Herman Miller expects net sales in the second quarter of fiscal 2016 to be in the range of $570 million to $590 million. On an organic basis, adjusted for the impact of foreign currency translation, this forecast implies sales growth of approximately 5% at the mid-point of the range. The year-over-year negative impact of foreign currency translation on net sales is estimated to be approximately $13 million. Diluted earnings per share in the quarter are expected to range between $0.52 and $0.56.
Supplemental Information and Webcast

The company has created a supplemental data report which provides additional information relevant to its quarterly results. This document can be accessed via a link on the Investors section of the company's website at http://www.hermanmiller.com/about-us/investors.html.

The company will host a live webcast to discuss the results of the first quarter of fiscal 2016 on Thursday, September 17, 2015, at 9:30 a.m. ET. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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About Herman Miller
Herman Miller’s inspiring designs, inventive technologies and strategic services help people do great things and organizations perform at their best. The company’s award-winning products and services generated approximately $2.1 billion in revenue in fiscal 2015. A past recipient of the Smithsonian Institution's Cooper Hewitt National Design Award, Herman Miller designs can be found in the permanent collections of museums worldwide. Innovative business practices and a commitment to social responsibility have also helped establish Herman Miller as a recognized global leader. Herman Miller maintains the Human Rights Campaign Foundation’s top rating in its annual Corporate Equality Index and was named among the 50 Best U.S. Manufacturers by Industry Week in 2014. Herman Miller is included in the Dow Jones Sustainability World Index and trades on the NASDAQ Global Select Market under the symbol MLHR.

This information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” likely,” “plans,” “projects,” and “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, the success of our growth strategy, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, our ability to expand globally given the risks associated with regulatory and legal compliance challenges and accompanying currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, the mix of our products purchased by customers, our ability to locate new DWR studios, negotiate favorable lease terms for new and existing locations and the implementation of our studio portfolio transformation, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the pace and level of government procurement, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the quarter ended August 29, 2015, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share and common share data)

	Three Months Ended
	August 29, 2015		August 30, 2014
Net Sales	$565.4	100.0%	$509.7	100.0%
Cost of Sales	348.6	61.7%	324.1	63.6%
Gross Margin	216.8	38.3%	185.6	36.4%
Operating Expenses	161.7	28.6%	143.4	28.1%
Operating Earnings	55.1	9.7%	42.2	8.3%
Other Expenses, net	4.4	0.8%	4.7	0.9%
Earnings Before Income Taxes and Equity Income	50.7	9.0%	37.5	7.4%
Income Tax Expense	17.0	3.0%	12.4	2.4%
Equity Income, net of tax	0.1	—%	0.1	—%
Net Earnings	33.8	6.0%	25.2	4.9%
Net Earnings Attributable to Noncontrolling Interests	0.3	0.1%	—	—%
Net Earnings Attributable to Herman Miller, Inc.	$33.5	5.9%	$25.2	4.9%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings Per Share – Basic	$0.56		$0.43
Weighted Average Basic Common Shares	59,733,924		59,295,859
Earnings Per Share – Diluted	$0.56		$0.42
Weighted Average Diluted Common Shares	60,231,065		59,911,852

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Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions, except per share and common share data)

	Three Months Ended
	August 29, 2015	August 30, 2014
Net Earnings	$33.8	$25.2
Cash Flows provided by Operating Activities	33.3	42.0
Cash Flows used for Investing Activities	(13.1)	(162.6)
Cash Flows from (used for) Financing Activities	(31.1)	86.4
Effect of Exchange Rates	(0.8)	(0.6)
Change in Cash	(11.7)	(34.8)
Cash, Beginning of Period	63.7	101.5
Cash, End of Period	$52.0	$66.7

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	August 29, 2015	May 30, 2015
ASSETS
Current Assets:
Cash and Cash Equivalents	$52.0	$63.7
Marketable Securities	5.7	5.7
Accounts and Notes Receivable, net	202.2	189.6
Inventories, net	136.9	129.6
Prepaid Expenses and Other	74.7	74.9
Total Current Assets	471.5	463.5
Net Property and Equipment	252.9	249.5
Other Assets	472.6	475.2
Total Assets	$1,197.0	$1,188.2

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	151.6	164.7
Accrued Liabilities	204.7	186.2
Total Current Liabilities	356.3	350.9
Long-term Debt	268.0	290.0
Other Liabilities	89.5	88.8
Total Liabilities	713.8	729.7
Redeemable Noncontrolling Interests	31.5	30.4
Herman Miller, Inc. Stockholders' Equity	451.1	427.6
Noncontrolling Interests	0.6	0.5
Total Stockholders' Equity	451.7	428.1
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$1,197.0	$1,188.2

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